                                                                       EXHIBIT 4

                          MAXpc DISTRIBUTOR AGREEMENT


AGREEMENT made this 26th day of March, 1999, by and between MAXpc TECHNOLOGIES, INC., a Texas corporation, with offices at 8115 Preston Road, Eighth Floor East, Dallas, Texas 75225 ("MAX") and Jasper Resources LTD., a British Virgin Islands corporation ("Distributor").

                                   RECITALS

     A. MAX warrants that it owns the worldwide, exclusive right and license to manufacture and sell a multimedia computer add-in card bearing the specifications set forth on attached Exhibit A, which it currently manufactures and sells under the trademark/trade name "OOMPH", together with all enhancements, upgrades, and modifications thereof (the card and all trademarks, trade names and copyrights associated therewith herein referred to as the "Product").

     B. The parties desire that Distributor become the exclusive distributor of the Product for MAX in the countries on the European continent identified at Exhibit B (the "Territory").

                                   AGREEMENT

     1.   Appointment.  MAX hereby appoints Distributor as the exclusive
          -----------
distributor for the Product in the Territory, to resell the Product to original equipment manufacturers, other customers located within the Territory who are providing the products for resale to merchants, wholesalers, and retailers within the Territory, and directly to commercial and noncommercial final users.

     2.   Right of First Refusal.  Distributor shall have the right of first
          ----------------------
refusal to be the exclusive distributor of the Product in the remainder of Europe, including all constituent political subdivisions, as well as the States of the former Soviet Union and South America.

     3.   Limitations on Exclusivity.  Distributor shall not acquire any
          --------------------------
right, title or interest in and to the MAX trademarks, trade names or copyrights. In addition, Distributor's rights to the Products shall become nonexclusive in the event Distributor shall fail to achieve the following minimum sales volumes through no fault of MAX, including its inability to ship such volumes in a timely manner.
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                    Calendar Quarter Ending       Minimum Units
                    -----------------------       -------------
                    March 31, 1999                0
                    July 31, 1999                 1,000
                    September 30, 1999            2,000
                    March 31, 2000                3,000
                    June 30, 2000                 4,000
                    Thereafter                    4,500 units per quarter


4.   Purchase Orders
     ---------------

     a. Distributor shall purchase the Products from MAX by means of Purchase Orders in the from set forth at Exhibit C.

     b. Under the terms of a Purchase Order, MAX will ship all orders of the Product to Distributor's distribution center, as set forth on each individual purchase order, in compliance with the following delivery schedule:

                    Units Ordered            Days to Delivery
                    -------------            ----------------
                    Up to 300                      21
                    More than 300                  30

     c. All shipments shall be D.D.P., unloaded upon delivery, distribution center. Risk of loss shall pass to Distributor at the time Products are received at the distribution center. Terms of payment shall be net amount due thirty (30) days after received at distribution center. The parties' other burdens and obligations with respect to delivery are governed by the Vienna Convention of 1980 (CISG), except for those for which the parties expressly contract, including Section 17(c), infra, notwithstanding the signatory status of the
                         -----
country constituting the Territory.

     d. To effect payment of invoices, Distributor shall deliver to MAX an international letter of credit in the amount of each invoice, in a form to comply with the International Chamber of Commerce Uniform Custom and Practices for Documentary Credits. Such letter of credit shall enable MAX to draw thereon on or after thirty (30) days from the date of shipment received at distribution center.

     e. All Purchase Orders to Distributor shall be based on a price reflected in United States Dollars that is 20% below the lowest price charged to MAX's distributors for purchases of similar quantities. Such price shall in no event increase on future purchase orders for similar quantities.

     f.   Each Purchase Order shall clearly state the appropriate DVD Code
Number for the country for which copies of the Product are intended. It is understood that the inclusion of a DVD Code Number shall not operate to widen the scope of the Territory.
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     g.   All payments to MAX shall be payable in Dallas, Texas in United States
Dollars, and Distributor and its customers shall bear all risk of currency fluctuations. MAX will bear the risk of inflation changes.

     h. MAX shall reasonably inform Distributor of the delivery status of any units ordered.

5.   Duties of Distributor
     ---------------------

     a. Distributor shall, at its expense, exercise commercially reasonable efforts to optimize the sales potential of the Products in the Territory, including that Distributor shall support, honor and perform all commercially reasonable sales programs sponsored by MAX to the extent they are appropriate in the Territory.

     b. Distributor shall train its sales and service personnel to be sufficiently knowledgeable about the Product to provide its use in the Territory.

     c. Distributor shall not engage in sales of any computer card that competes with the Product in terms of its use and the functions offered thereon, in the Territory.

     d. Distributor shall furnish MAX with monthly sales reports and projections of monthly sales for the ensuing three months, together with a long range forecast of sales for the following nine months once a quarter.

     e. Distributor shall, at its expense, provide for the establishment of its sales hierarchy in the Territory, and shall design and translate in the dominant language of each country in the Territory, the packaging materials and instructions for the Product.

     f. Distributor shall not be restricted from distributing non-competing products within the Territory manufactured by competing companies.

6.  Duties of MAX
    -------------

     a. MAX shall manufacture the Product in a good and workmanlike manner in sufficient quantities to meet the delivery requirements and schedule set forth in Section 4(b).

     b. MAX shall honor all warranty claims in accordance with the warranty policy attached hereto at Exhibit D. EXCEPT FOR THE WARRANTIES CONTAINED IN THE COMPANY'S WARRANTY POLICY, MAX HEREBY DISCLAIMS ALL OTHER EXPRESS, STATUTORY AND IMPLIED WARRANTIES APPLICABLE TO THE PRODUCTS AND OTHER ITEMS, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES APPLICABLE TO THE PRODUCTS AND OTHER ITEMS, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

     c. MAX shall provide technical training at its office in Dallas, Texas for not more than ten (10) of Distributor's personnel not more often than fifteen (I 5) days each calendar year.

     d. MAX will provide (in English) all training manuals, literature and video documentation it has developed for the product.

     e. MAX will make a trainer available in the Territory to Distributor and its customers, at no expense to MAX, to assist with technical and sales training.

7.   Representations.  Each party represents and warrants to the other as
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follows:

     a. It has the corporate power and authority to enter into and perform this Agreement.

     b. This Agreement has been authorized and approved by all necessary corporate actions.

     c. This Agreement does not conflict with any other agreement or instrument which either party or its property may be subject.

     d. No government approval is required for the execution or performance of this Agreement.

8.   Confidentiality:
     ---------------

     a. As used herein, the term "Confidential Information" means and includes any and all of the following: All information or materials furnished by one party to the other pursuant to this Agreement, including technical data, customer lists, manufacturing processes, analysis, compilations, studies, or other documents or records prepared by either party or on behalf, either party which contains or otherwise reflects or are generated from such materials. The term Confidential Information shall not include information which is (a) already known by a recipient without an obligation of confidentiality other than this Agreement, (b) publicly known or becomes known through no unauthorized act of the receiving party, (c) rightfully received by a receiving party from a third person who is not subject to a confidentially or fiduciary obligation with respect to such information, (d) is required to be disclosed pursuant to a court order, a rule or a regulation of a governmental agency, or (e) is independently developed by a party.

     b. Distributor agrees that, during the term of this Agreement, and for a period of five years thereafter, without the prior written consent of MAX, Distributor will not, directly or indirectly, for its own benefit or for the benefit of another, disclose or reveal to any other person, firm, venture, corporation or other business entity, any of the Confidential Information delivered to it by MAX. Distributor agrees to use all such information solely for the purpose of performing its obligations under this Agreement and to take all actions reasonably necessary or appropriate to ensure that none of the employees, officers, directors, partners, owners, agents or affiliates of Distributor, discloses or reveals Confidential Information delivered to it by MAX in any manner whatsoever except on behalf of Distributor and at its discretion and under its control in the course of its performance of its obligations under this Agreement and solely in strict compliance with each of the limitations and other provisions hereof. Distributor will disclose Confidential Information
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delivered to it by MAX only to those employees, agents or affiliates who need to know such information in order to enable Distributor to comply with its obligations under this Agreement.

     c. MAX agrees that, during the term of this Agreement, and for a period of five years thereafter, without the prior written consent of Distributor, MAX will not, directly or indirectly, for its own benefit or for the benefit of another, disclose or reveal to any other person, firm, venture, corporation or other business entity, any of the Confidential Information delivered to it by Distributor including any information related to Distributor's clients and outlets. MAX agrees to use all such information solely for the purposes of performing its obligations under this Agreement and to take all actions reasonably necessary or appropriate to ensure that none of the employees, officers, directors, partners, owners, agents or affiliates of MAX discloses or reveals Confidential Information delivered to it by Distributor in any manner whatsoever except on behalf of MAX and at its discretion and under its control in the course of its performance of its obligations under this Agreement and solely in strict compliance with each of the limitations and other provisions hereof MAX will disclose Confidential Information delivered to it by Distributor only to those employees, agents or affiliates who need to know such information in order to enable MAX to comply with its obligations under this Agreement.

     d. Upon the earlier of (1) the written request of MAX or Distributor, as applicable, or (2) the expiration of the term of this Agreement, a receiving party shall return all copies of such Confidential Information delivered to it by the other party, and all derivatives thereof, to the other party or, if directed by the other party, shall cause to be destroyed all copies of such Confidential Information and such derivatives, and certify in writing to the other party that such Confidential Information and derivatives have been destroyed.

9.   Intellectual Property Rights.  Distributor acknowledges that MAX has
     ----------------------------
valuable and exclusive rights to patents, trademarks, trade names and copyrights relative to MAX's products. The parties agree that Distributor may propose one or more trade names for the Product for use in the Territory. Such name shall be subject to MAX's approval and shall become the intellectual property of Distributor if used. Distributor shall have the same right to use the additional names as it does the OOMPH or successor trademarks and trade names as set forth herein. A schedule of these patents, trademarks, trade names, and copyrights along with the jurisdiction to which they apply pursuant to World Trade Organization rules and regulations, is attached as Exhibit E.

10.  Force Majeure.  In no event shall the parties be liable to each other for
     -------------
failure or delay in the performance of any obligations contained in this Agreement or in any purchase order accepted hereunder by MAX, arising, directly or indirectly from acts of God, unforeseeable circumstances, acts (including delay or failure to act) of any governmental authority (de jure or de facto), war (declared or undeclared), riot, revolution, priorities, fires, floods, weather, strikes,labor disputes, sabotage, epidemics, factory shutdowns or alternations, embargoes, delays or shortages in transportation, delay or inability to obtain or procure labor, manufacturing facilities or materials, or causes of any other kind beyond the reasonable control of the hindered party.

II.  Independent Contractor.
     ----------------------

     a. Distributor is an independent contractor and is not the legal representative or agent of MAX for any purpose.

     b. MAX is an independent contractor and is not the legal representative or agent of Distributor for any purpose.

     c. The Products sold by MAX pursuant to this Agreement shall be purchased by Distributor for its own account, payment to be made within thirty (30) days, and the prices at which such Products are resold by Distributor shall be determined solely by Distributor.

     d.   Distributor has no Del Credere obligations to MAX.
                             -----------

12.  Sales and Similar Taxes.  The prices specified in each purchase order
     -----------------
accepted by MAX hereunder do not include any federal, state or local property, license, privilege, business, occupation, stamp, documentary, transfer, sales, use, excise, gross receipts, value added or other similar taxes which may or hereafter be applicable to, measured by, or imposed upon:

     a.   The sale or transfer of the Products;

     b.   The value or use of the products; or

     c. The performance of any services in this Agreement. except as is required for Seller to fulfill its delivery obligations, except as may be required pursuant to MAX's shipping and delivery obligations under Vienna Convention of 1980 (CISG).

13.  Duration and Termination
     ------------------------

     a. Unless earlier terminated in accordance with the terms of this Agreement, this Agreement shall commence as of the date of this Agreement and shall remain in effect for a period ending December 31, 2001. This Agreement may be renewed at the beginning of each year during the term of this Agreement for an additional three (3) year term upon the written agreement of both parties during the first month of the year. If either party falls to agree in writing to such renewal, this Agreement shall not be renewed and shall continue only for the balance of the remaining term. For purposes of this paragraph, a "year" shall be deemed a "calendar year."

     b. In addition to all other remedies provided by law, or specified in the Agreement, MAX may, at its option, terminate this Agreement, and any outstanding and unperformed purchase orders previously accepted by MAX hereunder, by mailing written notice of such termination to Distributor, upon the occurrence of any of the following events:

               (1)  The insolvency of Distributor;

               (2) The filing of a voluntary or involuntary petition in bankruptcy by, against or on behalf of Distributor;
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               (3)  The appointment of a receiver or trustee for all or
                    substantially all of the property of the Distributor;

               (4) If Distributor otherwise commits an act of bankruptcy; or any bankruptcy reorganization debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding is instituted by, against, or on behalf of Distributor;

               (5) The breach or failure of Distributor to perform any of the terms, conditions or covenants contained in this Agreement; or

               (6) The acquisition or control of Distributor, directly or indirectly, by a competitor of MAX without the consent of MAX which consent may be withheld in MAX's sole discretion.


     c. Upon expiration of this Agreement, or upon its termination for any reason whatsoever, Distributor shall immediately cease using MAX's intellectual property. MAX shall continue to honor and provide warranty information to Distributor's customers.

     d. MAX shall repurchase Distributor's inventory of Products upon expiration of this Agreement or upon its termination for any reason whatsoever, at prices which are the same as those for which the inventory was originally purchased by Distributor, shipped by Distributor E.X.W., no assistance in loading. The foregoing price for the returned inventory shall be paid by MAX to Distributor by means of an irrevocable sight letter of credit drawn on a U.S. money center bank the date MAX receives the inventory.

     e. It is further agreed that MAX and Distributor shall, following the expiration of any termination of the Agreement, continue to perform all purchase orders accepted by MAX prior to the date of such termination.

     f. Distributor will be allowed to complete any outstanding purchase order commitments it may have outstanding at time of termination.

14.  Inspection of  Records, Products and Other Items.  During the term of this
     ------------------------------------------------
Agreement, Distributor shall maintain a log memorializing purchases and sales of Products (the "Log") at its principal office. MAX, its employees and authorized representatives, shall be entitled during business hours to inspect and copy all of Distributor's Business Records and to inspect Products wherever located.

15. Amendments and Assignment of Agreement.  This Agreement sets forth the
    --------------------------------------
entire Agreement between the parties. All previous oral and written agreements between the parties are hereby terminated and neither party shall have any continuing obligation of any kind thereunder. This Agreement may be changed, altered, or amended only by an Agreement in writing signed by both parties and may not be assigned by Distributor, in whole or in part, without the prior consent of MAX, which consent may be withheld by MAX in its sole discretion except for any entity or person that is an affiliate of or controlled by Distributor. MAX shall have the right to assign this Agreement without limitation. Subject to the foregoing provisions, this Agreement shall be binding upon and inure to the benefit of the successors, assigns and legal representatives of the parties hereto.

16. Notices. Except as otherwise provided in this Agreement, all writings, notices, payments and reports required hereunder shall be sent by certified or registered mail to the parties at their address specified below:

          DISTRIBUTOR:   To be provided within thirty (30) days

          MAX: MAXpc Technologies, Inc. c/o Gary A. Raabe 8115 Preston Road, Eighth Floor East Dallas, Texas 75225

17.  Miscellaneous.
     -------------

     a. Expenses. Each party to this Agreement shall bear its own legal and accounting expenses in connection with the transactions provided for herein. Each of the parties hereto agrees to hold the other harmless from and against any liability for broker's or finder's fees in connection with the purchase and sale provided for herein arising out of the contracts, express or implied, which may be asserted against the noncontracting parties.

     b. Waivers. The failure of any party to act to enforce rights hereunder shall not be deemed a waiver and shall not preclude enforcement of any rights hereunder. No waiver of any term or provision of this Agreement on the part of a party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

     c. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, INTERPRETED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

     d. VENUE: THE PARTIES AGREE THAT ANY DISPUTE REGARDING THIS AGREEMENT SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE TEXAS STATE COURTS IN AND FOR DALLAS COUNTY, TEXAS, UNITED STATES OF AMERICA, AND THE PARTIES AGREE TO SUBMIT TO THE PERSONAL AND EXCLUSIVE JURISDICTION AND VENUE OF THESE COURTS. e. No Benefit to Others. The representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators, and legal representatives, and shall not be construed as conferring and are not intended to confer any rights on any other persons.

     f. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the, term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof
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shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     g. Indemnity. MAX will indemnify and hold harmless Distributor for any and all claims relating to breach of MAXpc's warranty and strict liability or breach of warranty related to products liability law of any jurisdiction in which the goods may land in the stream of commerce.

     h. No partnership. Nothing contained in this Agreement shall constitute or be deemed to constitute a partnership between the parties.

     i. Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the construction or interpretation of this Agreement.

     j. Amendments. This Agreement may be amended or modified only by an agreement in writing signed by all of the parties hereto.

     k. Construction. Any alleged uncertainty or ambiguity in this Agreement shall not be construed for or against a party based on attribution of drafting to such party.



     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed, or through their duly authorized officers have duly executed, this Agreement effective as of the date first written above.

                                        MAXpc TECHNOLOGIES, INC.



                                        By: /s/ Donald G. McLellan
                                           -------------------------------
                                           Donald G. McLellan, Vice President


                                           JASPER RESOURCES LTD.

                                           By: /s/Brahil Santos
                                              ----------------------------
                                           Brahil Santos, Attorney-in-Fact
                                           -------------------------------